UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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The Providence Service Corporation

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2

THE PROVIDENCE SERVICE CORPORATION
64 East Broadway Blvd.
Tucson, Arizona 85701
_________________

SUPPLEMENT TO THE PROXY STATEMENT FOR

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 16, 2015
_________________

These Definitive Additional Materials amend and supplement the definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) filed by The Providence Service Corporation (the “Company” or “Providence”) with the U.S. Securities and Exchange Commission (the “SEC”) on July 29, 2015, for the annual meeting of stockholders (the “Annual Meeting”) of the Company to be held at the offices of Paul Hastings LLP, 75 East 55th Street, New York, New York, 10022 at 9:00 a.m. (local time) on September 16, 2015. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

These Definitive Additional Materials on Schedule 14A are being filed pursuant to a Memorandum of Understanding regarding the partial settlement of certain litigation relating to certain terms of the Company’s Preferred Stock and the NASDAQ Stockholder Proposal set forth as Proposal 4 in the Definitive Proxy Statement.

If any stockholders have not already submitted a proxy for use at the Annual Meeting, they are urged to do so promptly. No action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

PROPOSED SETTLEMENT OF LITIGATION

On June 15, 2015, a putative stockholder class action and derivative complaint was filed in the Court of Chancery of the State of Delaware (the “Court”), captioned Haverhill Retirement System v. Kerley et al., Case No. 11149-VCL. The complaint names Richard A. Kerley, Kristi L. Meints, Warren S. Rustand, Christopher Shackelton (the “Individual Defendants”) and Coliseum Capital Management, LLC (“Coliseum”) as defendants, and the Company as a nominal defendant. The complaint purports to state breach of fiduciary duty claims against the Individual Defendants relating to the Company’s proxy statement disclosures in connection with the proposal that stockholders vote to approve the removal of certain voting and conversion caps (“Caps”) currently applicable to the Preferred Stock, as well as claims alleging that a dividend increase feature relating to the Preferred Stock, which will become applicable if the Company’s stockholders do not vote to remove the Caps, is a wrongfully coercive measure that impairs the voting rights of the Company’s stockholders. The complaint also purports to state derivative claims alleging that the Individual Defendants breached their fiduciary duties to the Company by entering into the subordinated note and standby agreement with Coliseum, and granting Coliseum certain stock options. The complaint further alleges that Coliseum has aided and abetted the Individual Defendants in breaching their fiduciary duties.

After arms’ length negotiations, plaintiff, the Company, the Individual Defendants and Coliseum reached a Memorandum of Understanding providing for a partial settlement of the claims in this litigation (the “Litigation Partial Settlement”). The Memorandum of Understanding states that the Defendants have entered into the Litigation Partial Settlement solely to eliminate the distraction, burden, expense, and potential delay of further litigation involving the claims that have been settled.

Pursuant to the Litigation Partial Settlement:

●

The Company will supplement the disclosures in the Definitive Proxy Statement by sending these Definitive Additional Materials as a supplement to the Definitive Proxy Statement to the Company’s stockholders.

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The Investors and the Company have entered into an amendment to the Exchange Agreement dated as of February 11, 2015 described in the Definitive Proxy Statement, such that, if Proposal 4 (relating to removal of the Caps) is not approved at the 2015 Annual Meeting, then 211,505 shares of the Preferred Stock that the Investors hold will be immediately exchanged into a new series of preferred stock that would be identical to the existing preferred stock, except with respect to increased dividend rates. In that event, the remaining 554,411 shares of Preferred Stock that the Investors hold would not be converted and would continue to have the same dividend rates as all other shares of the existing Preferred Stock, even though such shares would remain subject to the Caps. Prior to this amendment, all of the 765,916 shares of Preferred Stock that the Investors hold would have been exchanged into the new series of preferred stock with the higher dividend rates in the event Proposal 4 is not approved. The Litigation Partial Settlement does not alter the treatment of the preferred stock if Proposal 4 is approved. As explained in the Definitive Proxy Statement, if Proposal 4 is approved at the 2015 Annual Meeting, the Caps with respect to the Preferred Stock will be removed and none of the Investors’ shares of Preferred Stock will be exchanged for the higher dividend rate preferred shares.

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The Board of Directors of the Company shall adopt a policy relating to the Board’s determination each quarter as to whether the Company should pay cash dividends or allow dividends to be paid in the form of PIK dividends on the preferred stock, as further described in the supplemental proxy disclosures below.

The Memorandum of Understanding provides for, among other things, releases of any claims based on alleged coercion and disclosure related to the stockholder vote on the removal of the Caps. The Litigation Partial Settlement is subject to execution of a definitive settlement agreement and approval of the Court. No settlement has been reached as to the derivative claims related to the underlying subordinated note and standby purchase agreement and the options.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

In connection with the settlement of the stockholder lawsuit as described in these Definitive Additional Materials on Schedule 14A, the Company has agreed to make these supplemental disclosures to the Definitive Proxy Statement. This supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

Proposal 4 – NASDAQ Stockholder Proposal – Background

The section “Proposal 4 –NASDAQ Stockholder Proposal –Background” is hereby supplemented by the following additional disclosure.

Background of the Preferred Stock Transaction

On June 11, 2014, The Providence Service Corporation (“Providence” or the “Company”) submitted a non-binding indication of interest to purchase CCHN Group Holdings, Inc. (“CCHN”) pursuant to which Providence would acquire CCHN and its subsidiary, Community Care Health Network, Inc. (d/b/a Matrix Medical Network) (“Matrix”) (as a transaction, the “Matrix Acquisition”). The Providence deal team included Warren Rustand, Providence’s then Chief Executive Officer, Bob Wilson, Providence’s then Chief Financial Officer, Kevin Moore, Providence’s Treasurer, Michael-Bryant Hicks, Providence’s General Counsel, David Shackelton, Providence’s then Head of Corporate Development of Providence, and David’s brother, Chris Shackelton, Chairman of the Board of Directors of Providence (the “Board”) and a Managing Director of Coliseum Capital Management, LLC (“Coliseum”). Paul Hastings, LLP (“Paul Hastings”) was retained by Providence to represent the company in the Matrix transaction as acquisition counsel and in connection with the Notes Offering, as defined below. Paul Hastings has served as counsel to Providence since fall 2012 and counsel to Coliseum since early 2010. Chris Shackelton joined the Board in 2012. For more information on the Paul Hastings’ relationship with Providence and Coliseum, see the Conflicts section below.

On July 7, 2014, Providence and Coliseum entered into a letter agreement addressing the fact that Coliseum had in the past and would in the future provide analytical support to Chris Shackelton in his capacity as a member and Chairman of the Board with respect to business activities of Providence, including the acquisition of target companies, so that Coliseum personnel could assist Chris Shackelton in an analysis of various aspects of the Matrix Acquisition and with other matters he handles as Chairman of the Board. In order to protect the company and comply with various regulations of the SEC, including Regulation FD, the letter acknowledged that information Coliseum may receive may constitute material nonpublic information with respect to Providence or certain target companies. Coliseum confirmed that it would maintain any such material nonpublic information in compliance with requirements of Regulation FD and not trade based on such information. In reliance on this letter agreement, during the Matrix Acquisition process, Coliseum assisted Chris Shackelton in reviewing Matrix, and analyzing the advisability of a combination with Matrix and received information to assist in that analysis relating to the valuation and financing of the transaction.

When Providence began to consider the Matrix Acquisition, it engaged Royal Bank of Canada (“RBC”) and RBC Capital Markets (“RBC Capital” and together with RBC, collectively “RBCCM”) to act as Providence’s exclusive investment banker with respect to the Matrix Acquisition and related financing, including but not limited to rendering such financial advisory and investment banking services. Anthony Munoz, Moti Rubin, Miguel Roman, and John Rote were the point persons for the representation from RBCCM. In that capacity, the RBCCM team worked directly with the Providence acquisition team, including David Shackelton and Chris Shackelton.

Providence then solicited financing proposals from RBCCM, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill”) and Bank of America, N.A. (“BOA” and together with Merrill, collectively “BAML”), and SunTrust Bank and SunTrust Robinson Humphrey, Inc. (collectively, SunTrust). After receipt and evaluation of the financing proposals, Providence decided to finance a portion of the Matrix Acquisition with new borrowings under its existing credit facility and determined it would need a commitment letter to support its offer to acquire Matrix, Providence engaged BAML to lead the process. The BAML deal team for the Matrix Acquisition was led by Matthew Curtin.

On September 17, 2014, Providence and its subsidiary, Matrix Acquisition Co., entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Matrix, for cash in the amount of $360 million and common stock of Providence (“Common Stock”) with an agreed value of $40 million. As a condition to execution of the Merger Agreement, the sellers of Matrix required that Providence deliver a financing commitment letter customary for this type of transaction. After Providence retained RBCCM to provide mergers and acquisition and advisory work, and BAML to lead the financing process, Providence secured a commitment letter from RBCCM, BAML, and SunTrust for a debt financing of the Matrix Acquisition through (1) an amendment and restatement of Providence’s existing credit agreement to, among other things, provide for a new $130 million senior secured term A facility (the “Term Loan”) (or upon failure to secure such amendment, a backstop senior secured financing) and (2) the issuance of senior unsecured debt securities with gross proceeds of up to $200 million (the “Notes”) pursuant to a registered securities offering or a Rule 144A private placement under the Securities Act of 1933, as amended (the “Notes Offering”) (or, upon failure of the Notes Offering, certain bridge loan facilities in the aggregate amount of $200 million) (the “Commitment Letter”). The Merger Agreement also contained covenants with respect to the financing of the Matrix Acquisition requiring that Providence use commercially reasonable efforts to obtain the proposed debt financing along the terms outlined in the commitment letter and restricting the ability of Providence to amend, modify or waive any material provisions of the commitment letter in a manner that would prevent, impede, materially delay or render less likely the debt financing. The financing provisions of the Merger Agreement were heavily negotiated by the parties and were designed to ensure that the transaction would move forward upon the terms expected by the sellers and protect the sellers from changes in the financing that would affect the ability of Providence to consummate the transaction in a timely manner.

Further, the Merger Agreement contained provisions setting out the amount of time that would be afforded to Providence to accomplish the debt financing, including by providing for a period of time to market the proposed Notes and accomplish the negotiation of the amendment to the existing credit facility. The marketing period was set as a period of 20 consecutive business days commencing on or after October 6, 2014, subject to the provision by Matrix of certain information required for the Notes Offering; provided that if under the rules and regulations of the Securities and Exchange Commission (“SEC”) updated financial statements would be required during the marketing period, the marketing period would commence on the first day after November 3, 2014 on which Matrix had furnished Providence with updated financial information required to satisfy such rules and regulations. While the Merger Agreement contained a deadline of February 11, 2015 for completing the transaction, Matrix had the right to terminate the agreement if the marketing period had ended, all of the conditions to closing had been satisfied and Providence failed to complete the Matrix Acquisition within a specified period of time. If Matrix terminated the Merger Agreement under these conditions, Providence would be required to pay a termination fee of $18 million. Matrix provided the required information for purposes of the Notes Offering on a timely basis. Accordingly, the marketing period commenced on October 6, 2014 and was set to expire on November 3, 2014.

It is within the context of this timeframe, that Providence began the process for marketing the Notes and amending the credit facility. On October 6, 2014, Providence launched the Notes Offering, with BAML as lead initial purchaser, anticipating the Notes to ultimately be priced at an interest rate of between 7% and 9% and for the Notes to have little original issue discount (“OID”), to have customary covenants and to be callable after three years. The marketing meetings with potential investors, commonly called a roadshow, for the Notes was coordinated and led by BAML. The roadshow commenced on October 6, 2014 and concluded on October 9, 2014. During the roadshow, management at the time, determined the need for adjustments to certain disclosures in the Notes Offering, to correct a calculation error made by former Providence management and filed a Form 8-K/A on October 14, 2014 to disclose the adjustments publicly. Following conclusion of the roadshow, management, working with BAML, concluded that the marketing of the Notes had not been successful as a result of multiple factors, including recent changes in market conditions for high yield financing and the performance by Providence management in marketing the Notes during the roadshow, as also reflected by Providence’s declining stock price that week. Based on input from BAML, Providence management concluded that the Notes could not be sold on the terms originally contemplated, including the expected interest rate OID, covenants and redemption provisions. Furthermore, management concluded that the identification of the inaccuracy in the offering materials further reduced the likelihood that Providence could secure the contemplated financing on favorable terms.

While engaging in marketing activities with respect to the Notes, Providence had also been negotiating the amendment to its credit facility to provide for the proposed Term Loan. Upon failure of the Notes Offering, Providence management began to evaluate potential alternatives for financing the Matrix Acquisition, including the possibility of further increasing the amount Providence could borrow under its credit facility and seeking alternative sources for additional junior funding of the Matrix Acquisition to fill the gap between any increased amount under the credit facility and the amounts needed to fund the Matrix Acquisition and related expenses. In discussions with the banks, it became clear to Providence that the banks’ willingness to increase the term loan was dependent on the nature and terms of any financing for any remaining portion of the Matrix purchase price. The banks indicated that any further increase would be conditioned upon an equity infusion into Providence or an equity-like security comprising a significant portion of the additional financing. Management also concluded that any bridge financing pursuant to the Commitment Letter would not have been favorable under the circumstances. Under the terms of the Merger Agreement, if the financing arrangements were not secured by the end of the marketing period, Providence risked termination by Matrix, which would trigger the $18 million termination fee. In addition, given the substantial cash flow benefits of Matrix ownership, Providence management wanted to close the Matrix Acquisition as soon as possible.

Providence management requested that Coliseum, a significant stockholder of Providence, formulate a proposal for Coliseum to provide a portion of the financing required to consummate the Matrix Acquisition. Providence communicated this request to Chris Shackelton. As more fully described below, Chris Shackelton and Coliseum thereafter worked with Providence management, including Mr. Rustand, Mr. Wilson, Mr. Moore, Mr. Rayfield, David Shackelton, Mr. Hicks, and the banks to formulate a proposal pursuant to which Coliseum would provide a financing solution that would satisfy the banks’ funding requirements thereby enabling Providence to maximize the availability of senior debt financing (the least expensive and most flexible form of financing available to Providence). The financing solution proposed consisted of a bridge loan to Providence pursuant to a short-term note that would be subordinated to Providence’s obligations to its senior lenders, in order to facilitate a timely closing and bridge financing pending an equity rights offering. The issuance of the short-term note would be followed by a rights offering of convertible preferred stock made to all Common Stock holders, thereby providing the Common Stock holders with anti-dilution protection as well as the opportunity to participate, on a pro-rata basis, in the equity security structured by Providence and Coliseum. As a result of the compressed time frame, the rights offering would launch after the closing of the Matrix Acquisition. The rights offering would be supported by a standby commitment from Coliseum to purchase any and all of the convertible preferred stock that was not purchased in the rights offering by Providence’s other stockholders. The proceeds of the post-closing preferred stock offering would be used to satisfy amounts due under the subordinated note issued to Coliseum to fund the closing.

Commencing on or about October 11, 2014 and over the three-day holiday weekend of October 11 - 13, 2014, Chris Shackelton discussed the potential structure and terms of Coliseum’s potential financing with members of Providence’s management, including Warren Rustand, Bob Wilson, Kevin Moore, Charles Rayfield, Providence’s Corporate Controller, Mr. Hicks, and David Shackelton, and with both independent directors. Chris Shackelton and members of Providence management also had communications with BAML during this time period and early the following week to understand the requirements of Providence’s lenders in connection with a potential further increase in the amount of the term loan, including their requirements applicable to any subordinated bridge loan from Coliseum and the terms of any equity component of the remaining financing, which management understood would need to be in an amount of at least $65 million.

On or about Sunday, October 12, 2014, Chris Shackelton had discussions with Providence directors – Kristi Meints, a Board member since 2003, and Rich Kerley, a Board member since 2010 – and outlined for them the broad terms of a proposed financing alternative in which Coliseum would be willing to participate. The proposal included Providence securing an increase in the Term Loan to $250 million and that Coliseum would provide additional funding for the Matrix closing through the issuance by Providence of the subordinated note to Coliseum, followed by a preferred stock rights offering made to all Common Stock holders, which rights offering would be backstopped by Coliseum. The proposed terms of the subordinated note included a 14% interest rate, and the proposed terms of the preferred stock included the ability of the holder to convert to Common Stock of Providence, an annual dividend, the rate for which would be 5.5% if paid in cash and 8.5% if “paid in kind” (PIK), a 10-year maturity, and the ability of the company to cause the preferred stock to convert into Common Stock three years after the issuance of the preferred stock, if the trading value of Common Stock was at least two times the preferred stock conversion price for a 30 day period. The proposed terms of the rights offering included a 4.5% backstop fee.

Coliseum engaged Gibbons P.C. (“Gibbons”) as its counsel in connection with the proposed alternative financing structure. On Wednesday, October 15, 2014, Barry Brooks of Paul Hastings, on behalf of Providence, requested Providence and Coliseum sign conflict waivers regarding any actual and/or potential conflicts presented by Paul Hastings’ representation of Providence in the Coliseum financing transaction. On October 15, 2014, Mr. Brooks also sent a draft term sheet related to the proposed Coliseum financing, and multiple term sheets were exchanged that day. Providence and Coliseum executed written conflict waivers on or about October 18, 2014, acknowledging the actual and/or potential conflicts and consenting to Paul Hastings’ representation of Providence. Further, because Barry Brooks, who led the Matrix Acquisition work, was also the relationship partner for Coliseum, Luke Iovine of Paul Hastings, who had not been involved in Coliseum matters, took primary responsibility in negotiating the subordinated notes, Preferred Stock and standby purchase commitment with Coliseum and Gibbons. As part of the structuring of the Preferred Stock terms and rights offering, Providence had to ensure compliance with the requirements of Nasdaq, including its stockholder approval requirements. To ensure that the terms negotiated would comply with the Nasdaq rules, Paul Hastings took primary responsibility for discussing the transaction with Nasdaq and seeking its input and approval of the proposed structure. Paul Hastings held numerous discussions with Nasdaq between October 17, 2014 and the signing of the financing documents on October 23, 2014, reporting the substance of those discussions to Coliseum and Gibbons, as well as to Providence and the Board.

After further development of the proposed Coliseum financing and various informal discussions among representatives of Coliseum, Providence management and Board members early in the week of October 13, 2014, the Board held a formal telephonic meeting on October 16, 2014 to discuss the proposed Coliseum financing and certain other elements of the revised proposed financing structure for the Matrix Acquisition. Representatives of Paul Hastings were present at the meeting as counsel to Providence. Representatives of RBCCM were also present at the meeting. Chris Shackelton opened the meeting as Chairman of the Board, and participated in an initial review and discussion of status of the Matrix Acquisition, the challenging financing environment facing the company and the alternative financing Coliseum would be willing to provide to facilitate the Matrix Acquisition. In connection with that discussion, Mr. Wilson reviewed the events surrounding the Notes Offering and the roadshow. David Shackelton followed by presenting management’s discussion materials informing the Board that, following the roadshow, the revised pricing expectation for the Notes Offering included a 13% interest rate, with a non-call period of four years, and additional financial covenants. Management advised that such widened pricing for $200 million principal amount of Notes would have equated to approximately $58 million of additional interest expense over the seven year term of the Notes. Given the higher than anticipated pricing, increased non-call protection, and additional financial covenants of the Notes Offering, management advised that it believed the alternative financing structure was preferable to the financing package that included the Notes Offering. The presentation explained that the alternative financing structure would replace the $200 million contemplated Notes Offering with an additional $120 million term loan, a $65.5 million unsecured note with Coliseum to be paid off by issuing convertible preferred equity through a rights offering, an increased revolver draw, and an increased usage of balance sheet cash. The presentation noted management’s preference for issuing the convertible preferred stock through a rights offering as it allowed all shareholders to participate and protect against dilution. The presentation also noted that executing a rights offering prior to the Matrix Acquisition closing deadline was not feasible and explained that the subordinated note to be issued by Providence to Coliseum would provide bridge financing until such time as the rights offering could be consummated in accordance with the securities laws. Mr. Munoz also provided his views regarding the financing.

Following this initial portion of the meeting, Chris Shackelton recused himself from the meeting, and Ms. Meints chaired the balance of the meeting. Following Chris Shackelton’s departure from the meeting, the remaining Board members further discussed with Paul Hastings and with representatives of RBCCM the overall status of the Matrix Acquisition and alternatives for financing that transaction, including how the proposed financing structure compared favorably to a financing package that involved a Notes Offering. The remaining Board members expressed preliminary support for pursuing an alternative financing structure involving Coliseum, but opted to withhold a formal vote on the structure pending further negotiations and discussion between the Board, management, and advisors, including seeking input from BAML. A meeting was scheduled for the following day for further Board review of the negotiations and proposed transaction.

As is discussed in the Definitive Proxy Statement, in order to comply with the NASDAQ Listing Rules, Providence concluded that it would have to seek approval from its Common Stock holders of the preferred stock since the issuance had the potential to result in a change of control of the Company, under the NASDAQ definition of change of control (i.e., 20% ownership). To allow for such approval to be secured after the issuance of the preferred stock, Providence discussed provisions in the preferred stock to cap the voting power and conversion of the preferred stock held by Coliseum at 19.99%, unless and until the Common Stock holders approved the NASDAQ Stockholder Proposal, as NASDAQ had permitted similar mechanisms in other transactions to achieve compliance with its rules. The terms also prohibited the vote by Coliseum of their preferred stock with respect to the NASDAQ Stockholder Proposal and prevented conversion of any shares of preferred stock until after the first stockholder vote was held with respect to the NASDAQ Stockholder Proposal, all in order to comply with the NASDAQ’s requirements. The parties recognized that the voting and conversion caps would be temporary restrictions on the preferred stock and would not impair its long-term value if the NASDAQ Stockholder Proposal was approved, but also recognized that if stockholder approval was not received, the preferred stock value would be impaired long-term as these restrictions would become permanent. Therefore, the parties attempted to compensate for the impaired value in the case that the stockholders did not approve the NASDAQ Stockholder Proposal. After discussion, the parties concluded that a dividend increase would be an appropriate method to compensation for the voting and conversion caps. The parties agreed to an increase in the rate for cash dividends to 10.5% and for PIK dividends to 13.5% in the event that stockholder approval was not received.

The Board held a telephonic meeting on October 17, 2014. Representatives of Paul Hastings, as counsel for Providence, and representatives of RBCCM and BAML joined the meeting. Again, Chris Shackelton opened the meeting as Chairman of the Board, participated in the initial review and discussion of the proposed transactions. Mr. Curtin of BAML then reported on the proposed financing structure of the Matrix Acquisition. He reported that the bank group was supportive of the proposed financing structure because it contained terms superior to the previous structure that included the Notes Offering. He also reported that since the bank group found this structure to be more favorable to Providence, the bank group was more comfortable increasing the size of the credit facility as would be required under the new financing structure.

Chris Shackelton then exited the meeting, and Ms. Meints assumed the role of chair for the balance of the meeting and guided the discussion among the remaining Board members, and representatives of Paul Hastings, RBCCM and BAML. This discussion included an update on negotiations relating to the proposed alternative financing in which Coliseum would participate. The Board also posed various follow-up questions to BAML. At the conclusion of this meeting, the remaining Board members unanimously approved continuation of discussions relating to the proposed financing by Coliseum provided they remained within the parameters discussed.

During this week, there were also negotiations between Coliseum and Providence related to Coliseum’s request for an option to purchase additional preferred stock following conclusion of the Rights Offering. As was previously disclosed, Coliseum ultimately received the additional right, exercisable within 30 days following the completion of the Rights Offering, to purchase additional preferred stock valued at $15 million at a price per share equal to 105% of the Subscription Price in the Rights Offering as described in a Form 8-K filed by Providence on October 23, 2014.

On Sunday, October 19, 2014, BAML indicated that any revised financing structure would need to be introduced to the bank syndicate by Monday, October 20, 2014 to keep the bank syndicate apprised of the then current situation and maintain a schedule which would maximize the availability of senior debt as well as lead to a timely financing by the banks. The substantive terms of the proposed revised financing structure that had been discussed and the October 16, 2014 and October 17, 2014 meetings had substantially taken shape by October 18, 2014. Paul Hastings circulated to the Board a set of resolutions to preliminarily approve the financing structure involving Coliseum, including the subordinated bridge loan and the preferred stock rights offering backstopped by Coliseum. The resolutions provided that the approval remained subject to review and approval of the final terms and documentation. Paul Hastings also forwarded to the Board BAML’s request to disclose the financing plans to the bank syndicate. The resolutions were approved by all the members of the Board, other than Chris Shackelton, via email.

Following further informal discussions, a telephonic meeting of the Board was held on October 21, 2014 to further update the Board and for the Board to consider approval of the proposed financing transactions. Chris Shackelton again exited the meeting after participating in the initial review and discussion of the proposed transactions, allowing the remaining Board members to deliberate outside his presence with the advisors. The Board members (excluding Chris Shackelton) unanimously approved resolutions authorizing the financing transactions eventually entered into by Providence, the banks, and Coliseum. The reasons for the Board’s determination are outlined in the Definitive Proxy Statement.

On October 21, 2014, on behalf of Providence, BAML formally withdrew the Notes Offering from the market.

Conflicts in the Transaction

As previously disclosed, Coliseum is the largest stockholder of Providence, holding at the time of the financing transaction approximately 15% of the outstanding Common Stock. Chris Shackelton, a Managing Partner of Coliseum, serves on the Board as its Chairman. David Shackelton, Chris Shackelton’s brother, is an employee of Providence who reported at the time of the Matrix Acquisition to Providence’s CEO, Warren Rustand, and whose title was Vice President, Head of Corporate Development. David Shackelton was one of the Providence employees involved on behalf of Providence in the evaluation and diligence of Matrix and negotiation of the Merger Agreement. Chris Shackelton also played a lead role, working with Providence management, in evaluating Matrix and negotiating the terms of the Matrix Acquisition.

As described above, the Board discussed and recognized the conflict created by Chris Shackelton’s position as a member of the Board and Chairman of the Board and his role at Coliseum. Therefore, as described above, during each of the Board meetings in which the proposed financing structure involving Coliseum was considered, Chris Shackelton participated in summary discussions of the terms of the proposal or pending negotiations, but recused himself from the parts of each meeting during which the remaining Board members deliberated with management, Paul Hastings (as Providence’s counsel), and the bank advisors. As a member of the management team present at Board meetings, David Shackelton attended and presented at certain of the referenced meetings, including those portions where Chris Shackelton recused himself.

Role of Paul Hastings

Paul Hastings commenced its representation of Providence in fall 2012 in connection with certain personnel matters, and became one of Providence’s general outside law firms in early 2013, when it began assisting Providence in connection with its periodic reporting requirements following interviews and discussions with Providence’s then in-house general counsel. Paul Hastings was paid an aggregate of approximately $3,663,544 in fees from Providence during the three year period from 2012 through 2015.

Paul Hastings also represented Coliseum on various matters since early 2010, including in respect of several of its ongoing investments, securities compliance and certain other corporate matters. Paul Hastings was paid an aggregate of approximately $1,405,000 in fees from Coliseum during the five year period from 2010 through 2015.

A different law firm was retained by Providence early during 2014 to assist Providence in connection with its acquisition of Ingeus Limited. Paul Hastings was retained by Providence to represent the company in the Matrix transaction as acquisition counsel and in connection with the Notes Offering. Providence was represented by Skadden, Arps, Slate, Meagher & Flom LLP in regard to the amendment of its credit facility as part of the overall Matrix Acquisition financing. Paul Hastings’ representation of Providence in the Matrix Acquisition was led by Barry Brooks, who also serves as relationship partner to Coliseum. The Notes Offering was led by Elizabeth Noe, a partner at Paul Hastings who has led the Providence securities work since the firm’s engagement and does not routinely represent Coliseum. When the Board determined to negotiate the proposed Coliseum financing, Paul Hastings discussed with Providence and with Coliseum the fact that it would have a potential conflict of interest in representing either party in the Coliseum financing. Because Paul Hastings was actively involved in the negotiation of the Matrix transaction and had been involved in other aspects of the financing, the Board felt it important that Paul Hastings continue to represent Providence in the conclusion of its financing of the transaction.

Role of RBCCM

As previously noted, RBC is a participant in the Providence credit facility and served as financial advisor for the Matrix Acquisition and related financing. Providence’s relationship with RBCCM and Mr. Munoz pre-dated Coliseum’s investment in Providence. As consideration for its advice in the Matrix Acquisition and for the financing, RBCCM received a total fee of $4,135,771, of which $1,710,000 was for acquisition advisory work, and the remainder was for financing fees. RBCCM’s fee for advisory work was originally negotiated to be approximately $1 million; on September 3, 2014, Providence executed an addendum to RBC’s engagement letter providing for a discretionary bonus to RBC of between $500,000 and $1 million. In the past, RBCCM and its affiliates have not provided investment banking, commercial banking, or other financial services to Coliseum, but RBCCM and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to companies in which Coliseum has an investment or where Chris Shackelton or other Coliseum principals serve on the board of directors, and RBCCM and its affiliates have received or in the future may receive compensation for rendering those services.

Role of BAML

BOA has served as administrative agent, and Merrill has served as agent under the Providence credit facility since 2011. Prior to that time, BOA was a lender to Providence in a facility led by another bank since 2007. BOA has also provided other services to one of Providence’s divisions since 2008. In the past, BAML and its affiliates have not provided investment banking, commercial banking, or other financial services to Coliseum, but BAML and its affiliates have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to companies in which Coliseum has an investment or where Chris Shackelton or other Coliseum principals serve on the Board and BAML and its affiliates have received or in the future may receive compensation for rendering of those services.

Compensation of Executives and Chris Shackelton

On September 11, 2014, the Compensation Committee of Providence awarded stock options to four members of management. Warren Rustand (options to purchase 200,000 shares), David Shackelton (options to purchase 50,000 shares), Kevin Moore (options to purchase 25,000 shares), and Charles Rayfield (options to purchase 25,000 shares), in recognition of their efforts on behalf of the company in completing the acquisition of Ingeus Limited in May 2014 and the negotiations of the Matrix Acquisition. The exercise price for the options is $43.81 per share, which was the closing price of Providence Common Stock on September 11, 2014. One third of the options were vested as of the date of grant and the remainder would vest on each of June 30, 2015 and 2016. The Compensation Committee also determined to issue an award to Chris Shackelton for his efforts with respect to these acquisitions. Chris Shackelton had previously requested that all his director compensation be assigned and payable directly to Coliseum Capital Partners, LP, an affiliate of Coliseum. In line with this request, the Compensation Committee awarded to Coliseum Capital Partners, LP stock equivalent units to be settled in cash equivalent to an option to purchase 200,000 shares of Common Stock. At the time of these awards, Chris Shackelton was a member of the Compensation Committee. His conflicting interest in the awards to David Shackelton and to Coliseum Capital Partners, LP was discussed by the Committee and Chris Shackelton was recused from the discussions and approval of these awards. Chris Shackelton did participate in the discussion and approval of awards to other members of Providence management. Paul Hastings provided certain advice to the Providence Compensation Committee in connection with the September 2014 equity awards.

Proposal 4 – NASDAQ Stockholder Proposal – What if the NASDAQ stockholder proposal is not Approved?

The Section “Proposal 4 – NASDAQ Stockholder Proposal – What if the NASDAQ stockholder proposal is not Approved?” is hereby amended by amending and restating in its entirety the first paragraph of that section as follows:

If the NASDAQ Stockholder Proposal is not approved by November 7, 2015, then, pursuant to the exchange agreement dated as of February 11, 2015, as amended as of September 1, 2015, between the Company and the Investors, 211,505 of the shares of Preferred Stock that the Investors acquired as part of the Rights Offering, pursuant to the Standby Purchase Agreement and as a result of the exercise of the Option will be immediately exchanged into a new series of preferred stock, called Series A-1 Preferred Stock, which will be identical to (and will vote alongside) the existing Preferred Stock, except that the new Series A-1 Preferred Stock will pay cash dividends or PIK dividends at annual rates of 10.5% and 13.5%, respectively, instead of 5.5% and 8.5%, respectively. The remaining 554,411 shares of Preferred Stock that the Investors acquired as part of the Rights Offering, pursuant to the Standby Purchase Agreement and as a result of the exercise of the Option will remain as shares of the existing Preferred Stock and will continue to have the same dividend rates as the existing Preferred Stock. If the NASDAQ Stockholder Proposal is not approved and the 211,505 shares of Preferred Stock are exchanged for Series A-1 Preferred Stock, the Company will pay an additional amount of approximately $1.06 million in cash per year to the Investors, assuming that the Investors continue to hold those shares of Series A-1 Preferred Stock, the liquidation preference of the Series A-1 Preferred Stock remains at its current value of $100 per share, and the Company continues to pay all dividends in cash. The Company would pay additional amounts of cash dividends on the Preferred Stock and the Series A-1 Preferred Stock if the Company pays any dividends in the form of PIK dividends on those shares, resulting in an increase in the liquidation preference of the Preferred Stock or the Series A-1 Preferred Stock, as applicable, and the Company thereafter pays cash dividends on the Preferred Stock or Series A-1 Preferred Stock. The Investors will continue to be able to vote and convert the Preferred Stock and Series A-1 Preferred Stock held by them, subject to the voting and conversion restrictions described above.

In addition, if the Investors purchase more Preferred Stock in the market, they would receive a larger percentage of any cash dividends paid by the Company, although any such purchase would not increase the aggregate amount of dividends paid by the Company.

Proposal 4 – NASDAQ Stockholder Proposal

The Section “Proposal 4 – NASDAQ Stockholder Proposal” is hereby amended by adding the following section to immediately precede the section entitled “Board Recommendation”:

Governance Policy

In connection with the Litigation Partial Settlement, the Board has adopted a policy relating to its determination in each quarter as to whether Providence should pay cash dividends on the Preferred Stock or allow dividends on such shares to be paid in the form of PIK dividends. Pursuant to such policy, so long as the Investors continue to own shares of Preferred Stock or Series A-1 Preferred Stock , (1) Chris Shackelton will not participate in deliberations of the Board (or any committee of the Board) or vote on any Board or committee resolutions regarding such preferred stock dividend determination, and (2) if David Shackelton provides advice or any recommendation to the Board (or any committee of the Board) relating to such preferred stock dividend determination, the members of the Board or such committee (other than Chris Shackelton) will meet separately from David Shackelton to discuss the determination before taking any action. Such policy shall not restrict or limit in any way the ability of Chris Shackelton to participate in Board or committee deliberations and voting on any other matters (even if such matters involve considerations relating to the preferred stock or the Company’s obligation to pay dividends on the preferred stock). Such policy also shall not restrict or limit the ability of David Shackelton to advise and make recommendations to the Board or any committee on any matter, including, without limitation, preferred stock dividend determinations.

Proposal 4 – NASDAQ Stockholder Proposal – Board Recommendation

The section “Proposal 4 –NASDAQ Stockholder Proposal – Board Recommendation” is hereby amended by amending and restating in its entirety the fourth sentence of that section as follows:

The removal of the voting and conversion restrictions described above as a result of the approval of the NASDAQ Stockholder Proposal will not itself result in additional economic dilution to the Company's stockholders, but will have a dilutive effect on voting as described above under “NASDAQ Listing Rules”.

ADDITIONAL INFORMATION

The Company files reports and other information with the SEC. Copies of these documents may be obtained at the SEC’s public reference room in Washington, D.C. The Company’s SEC filings are also available on the SEC’s web site at http://www.sec.gov. Stockholders may also request additional copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, except for exhibits to the report, without charge, by submitting a written request to the Company’s Corporate Secretary at 64 East Broadway Blvd., Tucson, Arizona 85701.